Exhibit 99.2

MISSION BROADCASTING, INC.

Report of Independent Registered Public Accounting Firm

To the Shareholder of Mission Broadcasting, Inc.:

In our opinion, the accompanying balance sheets and the related statements of operations, changes in shareholder’s deficit and cash flows present fairly, in all material respects, the financial position of Mission Broadcasting, Inc. (the “Company”) at December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the financial statements, the Company changed the manner in which it accounts for uncertain tax positions in 2007.

As discussed under the heading “Liquidity and Management’s Plans” in Note 1 to the financial statements, the Company’s broadcast cash flows are dependent on Nexstar Broadcasting, Inc.’s (“Nexstar Broadcasting”) pledge to continue the local services agreements described in a letter of support dated March 7, 2008. After considering current estimated operating results for the quarter ended December 31, 2008 and the quarterly periods during 2009, and resulting potential impacts on compliance with certain covenants contained in Nexstar Broadcasting’s amended and restated senior secured facility, Nexstar Broadcasting is undertaking, among other actions, a debt exchange with certain existing holders of Nexstar Broadcasting’s 7% Senior Subordinated Notes due 2014 (the “2014 Notes”) in order to reduce Nexstar Broadcasting’s cash interest payments through January 15, 2011.

The Company has a significant relationship with Nexstar Broadcasting Group, Inc. which is discussed in Notes 1, 2, 4, 5, 8 and 13 to the financial statements.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

March 11, 2008, except with respect to our opinion on the financial statements insofar as it relates to the disclosures under the heading “Liquidity and Management’s Plans” in Note 1, as to which the date is February 27, 2009.

MISSION BROADCASTING, INC.

BALANCE SHEETS

December 31, 2007 and 2006

(in thousands, except share information)

	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$9,916	$3,577
Accounts receivable, net of allowance for doubtful accounts of $0 and $0, respectively	849	619
Current portion of broadcast rights	2,872	2,919
Prepaid expenses and other current assets	198	145
Deferred tax asset	8	2

Total current assets	13,843	7,262
Property and equipment, net	20,061	20,420
Broadcast rights	1,877	2,121
Goodwill	17,122	16,651
FCC licenses	28,736	28,736
Other intangible assets, net	36,368	42,201
Other noncurrent assets	596	253
Deferred tax asset	352	82

Total assets	$118,955	$117,726

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Current portion of debt	$1,727	$1,727
Current portion of broadcast rights payable	2,998	3,028
Accounts payable	427	379
Accrued expenses	1,115	997
Interest payable	32	102
Taxes payable	72	—
Deferred revenue	982	886
Due to Nexstar Broadcasting, Inc.	18,485	20,167

Total current liabilities	25,838	27,286
Debt	174,087	168,814
Broadcast rights payable	2,470	2,467
Deferred tax liabilities	7,085	5,746
Deferred revenue	379	337
Deferred gain on sale of assets	2,085	2,258
Other liabilities	1,498	2,765

Total liabilities	213,442	209,673

Commitments and contingencies
Shareholder’s deficit:
Common stock, $1 dollar par value, 1,000 shares authorized; 1,000 shares issued and outstanding at December 31, 2007 and 2006, respectively	1	1
Subscription receivable	(1)	(1)
Accumulated deficit	(94,487)	(91,947)

Total shareholder’s deficit	(94,487)	(91,947)

Total liabilities and shareholder’s deficit	$118,955	$117,726

The accompanying notes are an integral part of these financial statements.

MISSION BROADCASTING, INC.

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2007, 2006 and 2005

(in thousands)

	2007	2006	2005
Net broadcast revenue	$6,726	$5,757	$4,959
Revenue from Nexstar Broadcasting, Inc.	30,556	32,556	28,141

Net revenue	37,282	38,313	33,100

Operating expenses (income):
Direct operating expenses (exclusive of depreciation and amortization shown separately below)	5,148	4,710	4,271
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	2,280	2,390	2,232
Fees incurred pursuant to local service agreements with Nexstar Broadcasting, Inc.	7,860	7,820	11,400
Amortization of broadcast rights	4,269	3,939	4,408
Amortization of intangible assets	5,362	5,396	6,109
Depreciation	3,241	3,286	2,809
Gain on asset exchange	(317)	—	—
Loss on asset disposal, net	92	12	94

Total operating expenses	27,935	27,553	31,323

Income from operations	9,347	10,760	1,777
Interest expense, including amortization of debt financing costs	(12,344)	(12,315)	(9,193)
Loss on extinguishment of debt	—	(269)	(508)
Interest income	92	60	30

Loss before income taxes	(2,905)	(1,764)	(7,894)
Income tax expense	(1,135)	(1,172)	(1,330)

Net loss	$(4,040)	$(2,936)	$(9,224)

The accompanying notes are an integral part of these financial statements.

MISSION BROADCASTING, INC.

STATEMENTS OF CHANGES IN SHAREHOLDER’S DEFICIT

For the Years Ended December 31, 2007, 2006 and 2005

(in thousands, except share information)

	Common Stock		Subscription Receivable	Accumulated Deficit	Total Shareholder’s Deficit
	Shares	Par Value
Balance at January 1, 2005	1,000	$1	$(1)	$(79,787)	$(79,787)
Net loss	—	—	—	(9,224)	(9,224)

Balance at December 31, 2005	1,000	1	(1)	(89,011)	(89,011)
Net loss	—	—	—	(2,936)	(2,936)

Balance at December 31, 2006	1,000	1	(1)	(91,947)	(91,947)
Adjustment for the cumulative effect of adopting FIN No. 48	—	—	—	1,500	1,500
Net loss	—	—	—	(4,040)	(4,040)

Balance at December 31, 2007	1,000	$1	$(1)	$(94,487)	$(94,487)

The accompanying notes are an integral part of these financial statements.

MISSION BROADCASTING, INC.

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2007, 2006 and 2005

(in thousands)

	2007	2006	2005
Cash flows from operating activities:
Net loss	$(4,040)	$(2,936)	$(9,224)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred income taxes	1,063	1,172	1,327
Depreciation of property and equipment	3,241	3,286	2,809
Amortization of intangible assets	5,362	5,396	6,109
Amortization of debt financing costs	44	94	91
Amortization of broadcast rights, excluding barter	1,944	1,777	1,982
Payments for broadcast rights	(1,678)	(1,726)	(2,211)
Loss on asset disposal, net	92	12	94
Gain on asset exchange	(317)	—	—
Loss on extinguishment of debt	—	269	508
Deferred gain recognition	(173)	(173)	(173)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(230)	(263)	92
Prepaid expenses and other current assets	(53)	(22)	22
Other noncurrent assets	(204)	(4)	209
Taxes payable	72	—	(14)
Accounts payable and accrued expenses	166	847	(463)
Interest payable	(70)	41	40
Deferred revenue	138	520	511
Other noncurrent liabilities	233	274	218
Due to Nexstar Broadcasting, Inc.	(1,682)	(2,048)	1,293

Net cash provided by operating activities	3,908	6,516	3,220

Cash flows from investing activities:
Additions to property and equipment	(2,461)	(2,636)	(1,401)
Proceeds from sale of assets	6	20	1
Acquisition of broadcast properties and related transaction costs	—	—	(6,129)
Down payment on acquisition of station	(387)	—	—

Net cash used for investing activities	(2,842)	(2,616)	(7,529)

Cash flows from financing activities:
Proceeds from debt issuance	—	—	172,700
Repayment of long-term debt	(1,727)	(1,727)	(173,172)
Proceeds from revolver draws	7,000	—	—
Payments for debt financing costs	—	—	(796)

Net cash provided by (used for) financing activities	5,273	(1,727)	(1,268)

Net increase (decrease) in cash and cash equivalents	6,339	2,173	(5,577)
Cash and cash equivalents at beginning of year	3,577	1,404	6,981

Cash and cash equivalents at end of year	$9,916	$3,577	$1,404

Supplemental schedule of noncash activities:
Cash paid during the period for:
Interest	$12,369	$12,181	$9,148

Income taxes, net	$—	$—	$11

Non-cash investing activities:
Equipment acquired from asset exchange	$323	$—	$—

The accompanying notes are an integral part of these financial statements.

MISSION BROADCASTING, INC.

NOTES TO FINANCIAL STATEMENTS

1. Business Operations

As of December 31, 2007, Mission Broadcasting, Inc. (“Mission” or the “Company”) owned and operated 15 television stations all of which were affiliated with the NBC, ABC, CBS, Fox or MyNetworkTV television networks in markets located in New York, Pennsylvania, Illinois, Indiana, Missouri, Texas and Montana. The Company operates in one reportable television broadcasting segment. Through local service agreements, Nexstar Broadcasting, Inc. (“Nexstar”) provides sales and operating services to all of the Mission television stations (see Notes 2 and 5).

The Company is highly leveraged, which makes it vulnerable to changes in general economic conditions. The Company’s ability to repay or refinance its debt will depend on, among other things, financial, business, market, competitive and other conditions, many of which are beyond its control, as well as Nexstar maintaining its pledge to continue the local service agreements with the Company’s stations. Management believes that with Nexstar’s pledge to continue the local service agreements, as described in a letter of support dated March 7, 2008, our available cash, anticipated cash flow from operations and available borrowings under our senior credit facility should be sufficient to fund working capital, capital expenditure requirements, interest payments and scheduled debt principal payments for at least the next twelve months from December 31, 2007, enabling Mission to continue to operate as a going concern.

Liquidity and Management’s Plans

Our ability to continue as a going concern is dependent on Nexstar’s pledge to continue the local services agreements described in a letter of support dated March 7, 2008. Based on Nexstar’s current estimated operating results for the quarter ended December 31, 2008 and the quarterly periods during 2009, Nexstar believes the amount of its senior indebtedness and total indebtedness in relation to its broadcast cash flow may exceed the senior leverage and total leverage ratios allowed under Nexstar’s amended and restated senior secured credit facility agreement (the “Nexstar Facility”). If Nexstar’s broadcast cash flow levels do not increase, or if Nexstar’s management does not execute certain station management agreements, or if Nexstar does not adjust planned spending including a mandated Company furlough, which its management is currently evaluating, Nexstar may need to undertake additional initiatives to maintain compliance with the senior leverage and total leverage ratios under the Nexstar Facility. These additional initiatives include a current plan to consummate an exchange offer to replace a portion of Nexstar Broadcasting, Inc.’s 7% Senior Subordinated Notes due 2014 (the “2014 Notes”), for which Mission is a guarantor, which pay cash interest through their maturity date, with new notes, for which Mission will be a guarantor, which will not pay cash interest until after January 15, 2011. The exchange offer is expected to close during the first quarter of 2009. Nexstar has already eliminated its corporate bonuses for 2008 and 2009 as well as consolidated certain of its management functions as part of its efforts to meet its senior leverage and total leverage ratios.

Nexstar believes the consummation of the exchange offer with the necessary acceptance rate combined with the execution of all of the other management actions described above will allow Nexstar to maintain compliance with the senior leverage and total leverage ratios contained in the Nexstar Facility for at least twelve months from December 31, 2008. However, no assurances can be given that the exchange offer will be consummated with the necessary acceptance rate or that the other management actions described above will be successful in increasing Nexstar’s broadcast cash flows. If the foregoing does not occur, Nexstar would need to obtain waivers or amendments under the Nexstar Facility and no assurances can be given that Nexstar will be able to obtain these waivers or amendments. If Nexstar is unable to obtain these waivers or amendments if and when necessary, Nexstar would be in default under the Nexstar Facility, which would (1) preclude Nexstar from accessing any available borrowings under the revolving facility, (2) entitle the lenders thereunder to exercise their remedies, which includes the right to accelerate the debt outstanding under the Nexstar Facility, (3) trigger a similar event of default under our amended and restated senior secured credit facility, and (4) trigger the cross-acceleration provisions under the 2014 Notes, the 11.375% Senior Discount Notes due 2013 (the “2013 Notes”) for which we are a guarantor, and any additional debt securities issued in exchange for existing debt securities. These factors raise substantial doubt about Nexstar’s ability to continue as a going concern and due to (1) the support letter dated March 7, 2008, (2) the cross-default provisions described above and (3) our guarantees related to Nexstar’s debt also raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. Summary of Significant Accounting Policies

Basis of Presentation

Certain prior year financial statement amounts have been reclassified to conform to the current year presentation.

Local Service Agreements and Purchase Options

The following table summarizes the various local service agreements Mission’s stations had in effect as of December 31, 2007 with Nexstar:

Service Agreements	Stations
TBA Only (1)	WFXP and KHMT

SSA & JSA (2)	KJTL, KJBO-LP, KOLR, KCIT, KCPN-LP, KAMC, KRBC, KSAN, WUTR, WFXW, WYOU, KODE and WTVO

(1)	Mission has a time brokerage agreement (“TBA”) for each of these stations which allows Nexstar to program most of each station’s broadcast time, sell each station’s advertising time and retain the advertising revenue generated in exchange for monthly payments to Mission.
(2)	Mission has both a shared service agreement (“SSA”) and a joint services agreement (“JSA”) for each of these stations. The SSA allows the sharing of services including news production, technical maintenance and security, in exchange for Nexstar’s right to receive certain payments from Mission as described in the SSAs. The JSAs permit Nexstar to sell and retain a percentage of the net revenue from the station’s advertising time in return for monthly payments to Mission of the remaining percentage of the net revenue, as described in the JSAs.

Under these agreements, Mission is responsible for certain operating expenses of its stations and therefore may have unlimited exposure to any potential operating losses. Mission will continue to operate its stations under the SSAs and JSAs or TBAs until the termination of such agreements. The SSAs and JSAs generally have terms of ten years. Nexstar indemnifies Mission from Nexstar’s activities pursuant to the local service agreements.

The arrangements under the SSAs and JSAs have had the effect of Nexstar receiving substantially all of the available cash, after debt service costs, generated by the stations listed above. The arrangements under the TBAs have also had the effect of Nexstar receiving substantially all of the available cash generated by the TBA stations listed above. Mission anticipates that through these local service agreements, Nexstar will continue to receive substantially all of Mission’s available cash, after payments for debt service costs, generated by the stations listed above.

Mission’s sole shareholder has granted Nexstar purchase options to acquire the assets and assume the liabilities of each Mission station, subject to Federal Communications Commission (“FCC”) consent, for consideration equal to the greater of (1) seven times the station’s cash flow, as defined in the option agreement, less the amount of its indebtedness as defined in the option agreement, or (2) the amount of its indebtedness. Cash flow is defined as income or loss from operations, plus depreciation and amortization (including

MISSION BROADCASTING, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

2. Summary of Significant Accounting Policies—(Continued)

amortization of broadcast rights), interest income, non-cash trade and barter expenses, nonrecurring expenses (including time brokerage agreement fees), network compensation payments received or receivable and corporate management fees, less payments for broadcast rights, non-cash trade and barter revenue and network compensation revenue. These option agreements (which expire on various dates between 2008 and 2014) are freely exercisable or assignable by Nexstar without consent or approval by Mission’s sole shareholder. The Company expects these option agreements to be renewed upon expiration.

Nexstar does not own Mission or Mission’s television stations. However, as a result of the guarantee of all obligations incurred under Mission’s senior secured credit facility by Nexstar Broadcasting Group, Inc. (Nexstar’s ultimate parent) and its subsidiaries (“Nexstar Broadcasting Group”) and the arrangements under the local service agreements and purchase option agreements with Nexstar, Nexstar is deemed, under accounting principles generally accepted in the United States of America (“U.S. GAAP”), to have a controlling financial interest in Mission while complying with the FCC’s rules regarding ownership limits in television markets. In order for both Nexstar and Mission to comply with the FCC regulations, Mission maintains complete responsibility for and control over programming, finances, personnel and operations of its stations.

Characterization of SSA Fees

We present the fees incurred pursuant to SSAs with Nexstar as an operating expense in our financial statements. Our decision to characterize the SSA fees in this manner is based on our conclusion that (a) the benefit our stations receive from these local service agreements is sufficiently separate from the consideration paid to us from Nexstar under JSAs, (b) we can reasonably estimate the fair value of the benefit our stations receive under the SSA agreement, and (c) the SSA fee we pay to Nexstar does not exceed the estimated fair value of the benefit our stations receive.

Variable Interest Entities

In accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (revised 2003), “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51” (“FIN No. 46R”), the Company will consolidate an entity when it is determined that the Company is the primary beneficiary of such entity.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities and the disclosure for contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The more significant estimates made by management include those relating to the allowance for doubtful accounts, barter transactions, income taxes, the recoverability of broadcast rights and the carrying amounts, recoverability, and useful lives of intangible assets. Actual results may vary from estimates used.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of ninety days or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s accounts receivable consists primarily of billings to cable and satellite carriers for compensation associated with retransmission consent agreements and amounts due from the major television networks under the network affiliation agreements. The Company maintains an allowance for doubtful accounts when necessary for estimated losses resulting from the inability of customers to make required payments. Management evaluates the collectibility of accounts receivable based on a combination of factors. In circumstances where management is aware of a specific customer’s inability to meet its financial obligations, an allowance is recorded to reduce their receivable amount to an amount estimated to be collected. The Company had no allowance for doubtful accounts at December 31, 2007 and 2006 given the composition of its accounts receivable at those dates. The Company had no bad debt expense for the years ended December 31, 2007, 206 and 2005.

Concentration of Credit Risk

        Financial instruments which potentially expose the Company to a concentration of credit risk consist principally of cash and cash equivalents. Cash deposits are maintained with several financial institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits; however, the Company believes these deposits are maintained with financial institutions of reputable credit and are not subject to any unusual credit risk.

Revenue Recognition

The Company’s revenue is primarily derived from the sale of television advertising by Nexstar under JSAs, network compensation and other broadcast related revenues. Advertising revenue is recognized, net of agency commissions, in the period during which the commercial is aired.

MISSION BROADCASTING, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

2. Summary of Significant Accounting Policies—(Continued)

•

Revenue from Nexstar, representing a percentage of net advertising revenue derived from the sale of commercials on the Company’s stations, is recognized in the period during which the time spots are aired.

•

Network compensation is either recognized when the Company’s station broadcasts specific network programming based upon a negotiated hourly-rate, or on a straight-line basis based upon the total negotiated compensation to be received by the Company over the term of the agreement.

•	Retransmission compensation is recognized based on the number of subscribers over the contract period.

•	Other revenues, which may include tower rent revenue and other similar activities from time to time, are recognized in the period during which the services are provided.

The Company barters advertising time for certain program material. These transactions, except those involving exchange of advertising time for network programming, are recorded at management’s estimate of the value of the advertising time exchanged, which approximates the fair value of the program material received. The value of advertising time exchanged is estimated by applying average historical advertising rates for specific time periods. Revenue from barter transactions is recognized as the related advertisement spots are broadcast. The Company recorded $2.3 million, $2.2 million and $2.4 million of barter revenue for the years ended December 31, 2007, 2006 and 2005, respectively.

Barter expense is recognized at the time program broadcast rights assets are used. The Company recorded $2.3 million, $2.2 million and $2.4 million of barter expense for the years ended December 31, 2007, 2006 and 2005, respectively, which was included in amortization of broadcast rights in the Company’s statement of operations.

Broadcast Rights and Broadcast Rights Payable

The Company records rights to programs, primarily in the form of syndicated programs and feature movie packages obtained under license agreements for the limited right to broadcast the suppliers’ programming when the following criteria are met: 1) the cost of each program is known or reasonably determinable, 2) the license period has begun, 3) the program material has been accepted in accordance with the license agreement, and 4) the programming is available for use. Broadcast rights are initially recorded at the amount paid or payable to program suppliers; or, in the case of barter transactions, at management’s estimate of the value of the advertising time exchanged using historical advertising rates, which approximates the fair value of the program material received. Broadcast rights are stated at the lower of unamortized cost or net realizable value. The current portion of broadcast rights represents those rights available for broadcast which will be amortized in the succeeding year. Amortization of broadcast rights is computed using the straight-line method based on the license period or programming usage, whichever yields the greater expense. Broadcast rights liabilities are reduced by monthly payments to program suppliers; or, in the case of barter transactions, are amortized over the life of the associated programming license contract as a component of trade and barter revenue. When projected future net revenue associated with a program is less than the current carrying amount of the program broadcast rights, for example, due to poor ratings, the Company writes down the unamortized cost of the broadcast rights to equal the amount of projected future net revenue. If the expected broadcast period was shortened or cancelled, the Company would be required to write-off the remaining value of the related broadcast rights on an accelerated basis or possibly immediately. Such reductions in unamortized costs is included in amortization of broadcast rights in the statement of operations.

Property and Equipment

Property and equipment is stated at cost. The cost and related accumulated depreciation applicable to assets sold or retired are removed from the accounts and the gain or loss on disposition is recognized. Major renewals and betterments are capitalized and ordinary repairs and maintenance are charged to expense in the period incurred. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets ranging from 3 to 39 years (see Note 6).

MISSION BROADCASTING, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

2. Summary of Significant Accounting Policies—(Continued)

Network Affiliation Agreements

Network affiliation agreements are stated at estimated fair value at the date of acquisition using a discounted cash flow method. Amortization is computed on a straight-line basis over the estimated useful life of 15 years.

Each of the Company’s stations has a network affiliation agreement pursuant to which the broadcasting network provides programming to the station during specified time periods, including prime time. Under the affiliation agreements with NBC, CBS and ABC, most of the Company’s stations receive compensation for distributing the network’s programming over the air and for allowing the network to keep a portion of advertising inventory during those time periods. The affiliation agreements with Fox and MyNetworkTV do not provide for compensation.

Intangible Assets

Intangible assets consist primarily of goodwill, broadcast licenses (“FCC licenses”) and network affiliation agreements that are stated at estimated fair value at the date of acquisition using a discounted cash flow method. The Company’s goodwill and FCC licenses are considered to be indefinite-lived intangible assets and are not amortized but instead are tested for impairment annually or whenever events or changes in circumstances indicate that such assets might be impaired. Network affiliation agreements are subject to amortization computed on a straight-line basis over the estimated useful life of 15 years. An impairment assessment of the Company’s intangible assets could be triggered by a significant reduction in operating results or cash flows at one or more of the Company’s television stations, or a forecast of such reductions, a significant adverse change in the advertising marketplaces in which the Company’s television stations operate, the loss of network affiliations, or by adverse changes to FCC ownership rules, among others.

The impairment test for goodwill utilizes a two-step fair value approach. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a station (“reporting unit”) to its carrying amount. The fair value of a reporting unit is determined using a discounted cash flows analysis. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered impaired. If the carrying amount of the reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined by performing an assumed purchase price allocation, using the reporting unit fair value (as determined in Step 1) as the purchase price. If the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess.

The impairment test for FCC licenses consists of a station-by-station comparison of the carrying amount of FCC licenses with their fair value, using a discounted cash flows analysis.

The Company completed the annual tests of impairment for goodwill and FCC licenses as of December 31, 2007, 2006 and 2005, which resulted in no impairment being recognized for the Company in 2007, 2006 and 2005.

The Company tests network affiliation agreements whenever events or changes in circumstances indicate that their carry amount may not be recoverable, relying on a number of factors including operating results, business plans, economic projections and anticipated future cash flows. An impairment in the carrying amount of a network affiliation agreement is recognized when the expected future cash flow derived from the operation to which the asset relates to is less than its carrying value.

Debt Financing Costs

Debt financing costs represent direct costs incurred to obtain long-term financing and are amortized to interest expense over the term of the related debt. Previously capitalized debt financing costs are expensed and included in loss on extinguishment of debt if the Company determines that there has been a substantial modification of the related debt. As of December 31, 2007 and 2006, debt financing costs of $0.2 million and $0.3 million, respectively, were included in other noncurrent assets.

Advertising Expense

The cost of advertising is expensed as incurred. The Company had no advertising expense for the years ended December 31, 2007, 2006 and 2005.

MISSION BROADCASTING, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

2. Summary of Significant Accounting Policies—(Continued)

Financial Instruments

The carrying amount of cash and cash equivalents, broadcast rights payable, accounts payable and accrued expenses approximates fair value due to their short-term nature. The interest rates on the Company’s term loan and revolving credit facility are adjusted regularly to reflect current market rates. Accordingly, the carrying amount of the Company’s term loan and revolving credit facility approximates fair value.

Income Taxes

The Company accounts for income taxes under the asset and liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities. A valuation allowance is applied against net deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

On January 1, 2007, the Company adopted Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (“FIN No. 48”). FIN No. 48 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN No. 48, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities. The determination is based on the technical merits of the position and presumes that each uncertain tax position will be examined by the relevant taxing authority that has full knowledge of all relevant information. For interest and penalties relating to income taxes the Company recognizes these items as components of income tax expense.

Nonmonetary Asset Exchanges

In connection with a spectrum allocation exchange ordered by the FCC within the 1.9 GHz band, Sprint Nextel Corporation (“Nextel”) is required to replace certain existing analog equipment with comparable digital equipment. The Company has agreed to accept the substitute equipment that Nextel will provide and in turn must relinquish its existing equipment to Nextel. Neither party will have any continuing involvement in the equipment transferred following the exchange. We account for this arrangement as an exchange of assets in accordance with Accounting Principles Board No. 29, “Accounting for Nonmonetary Transactions”, as amended by SFAS No. 153, “Exchanges of Nonmonetary Assets”. The equipment the Company receives under this arrangement is recorded at their estimated fair market value and depreciated over estimated useful lives ranging from 5 to 15 years. Management’s determination of the fair market value is derived from the most recent prices paid to manufacturers and vendors for the specific equipment acquired. As equipment is exchanged, the Company records a gain to the extent that the fair market value of the equipment received exceeds the carrying amount of the equipment relinquished.

Recent Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”), which addresses how companies should determine fair value when they are required to use a fair value measure for recognition or disclosure purposes under generally accepted accounting principles. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Under SFAS No. 157, the definition of fair value retains the “exchange price” notion in earlier definitions of fair value, but clarifies that the exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability. The transaction to sell the asset or transfer the liability is a hypothetical transaction at the measurement date, considered from the perspective of a market participant that holds the asset or owes the liability. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, which is the Company’s 2008 fiscal year. Delayed application is permitted for all nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually) in financial statements issued for fiscal years beginning after November 15, 2008. Management is currently evaluating the impact the adoption of SFAS No. 157 will have on the Company’s financial statements, but does not presently anticipate it will have a material effect on its financial position or results of operations.

On January 1, 2007, the Company adopted FIN No. 48, which clarifies whether the benefit of tax positions taken in a filed tax return, or expected to be taken in a future tax return, should be reflected in income tax expense in the financial statements. FIN No. 48 requires that the benefit from an uncertain tax position be recognized in the financial statements only if it is more likely than not that the tax position will be sustained, based on its technical merits, upon examination by a taxing authority. The amount recognized in the financial statements from an uncertain tax position is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. To the extent a tax return position has not been reflected in the financial statements, a liability (“unrecognized tax benefit”) is recorded. The Company recognizes accrued interest and penalties related to unrecognized tax benefits in

MISSION BROADCASTING, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

2. Summary of Significant Accounting Policies—(Continued)

income tax expense, which is consistent with its recognition of these items in prior period financial statements. As a result of adopting FIN No. 48, the Company recorded a $1.5 million decrease to other liabilities and a cumulative-effect adjustment decreasing the January 1, 2007 balance of accumulated deficit by a corresponding amount. See Note 11 for further discussion of the Company’s unrecognized tax benefits.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB No. 115” (“SFAS No. 159”), which provides a fair value measurement option for eligible financial assets and liabilities. Under SFAS No. 159, an entity is permitted to elect to apply fair value accounting to a single eligible item, subject to certain exceptions, without electing it for other identical items. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be included in earnings. The fair value option established by this Statement is irrevocable, unless a new election date occurs. This Standard reduces the complexity in accounting for financial instruments and mitigates volatility in earnings caused by measuring related assets and liabilities differently. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007 which for the Company is January 1, 2008. The Company will adopt the provisions of this Statement beginning in fiscal 2008. Management is currently evaluating the impact the adoption of SFAS No. 159 will have on the Company’s financial statements, but does not presently anticipate it will have a material effect on its financial position or results of operations.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141R, “Business Combinations” (“SFAS No. 141R”), which establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R is effective for fiscal years beginning after December 15, 2008. Early adoption is not permitted. Management is currently evaluating the impact the adoption of SFAS No. 141R will have on the Company’s financial statements, but does not presently anticipate it will have a material impact on its financial position or results of operations.

3. Acquisitions

Purchase Acquisitions

During 2005, the Company consummated the acquisition listed below. This acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to assets acquired and liabilities assumed based on their estimated fair value on the acquisition date. The excess of the purchase price over the fair values assigned to the net assets acquired was recorded as goodwill. The financial statements include the operating results of the business from the earlier of the TBA commencement date if required by FIN No. 46R or the date of acquisition.

Station	Network Affiliation	Market	Date Acquired
WTVO (1)	ABC	Rockford, Illinois	January 4, 2005

(1)	The Company commenced operations under a TBA on November 1, 2004 which terminated on the date of acquisition.

WTVO

On October 4, 2004, Mission entered into a purchase agreement and a TBA with Young Broadcasting, Inc. and Winnebago Television Corporation, which owned WTVO, the ABC affiliate in Rockford, Illinois. Mission began providing programming and selling advertising under the TBA on November 1, 2004 which terminated upon the purchase of the station. On January 4, 2005, Mission completed the acquisition of WTVO for total consideration of $20.75 million, exclusive of transaction costs. Pursuant to terms of the purchase agreement, Mission made an initial payment of $15.0 million against the purchase price on November 1, 2004, to acquire substantially all of the assets of WTVO, except for its FCC license and certain transmission equipment. Mission paid the remaining $5.75 million on January 4, 2005, exclusive of transaction costs, for the purchase of WTVO’s FCC license and certain transmission equipment.

MISSION BROADCASTING, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

3. Acquisitions—(Continued)

The following table summarizes the estimated fair values of the assets acquired. Mission estimated these fair values, including certain acquired intangible assets, with the assistance of a third-party valuation (in thousands).

Property and equipment	$7,161
Intangible assets	10,279
Goodwill	3,644

Assets acquired	$21,084

Of the $10.3 million of acquired intangible assets, $2.9 million was assigned to FCC licenses that are not subject to amortization and $6.7 million was assigned to network affiliation agreements (estimated useful life of 15 years). The remaining $0.7 million of acquired intangible assets have an estimated useful life of approximately 1 year. Goodwill of $3.6 million is expected to be deductible for tax purposes.

Subsequent Acquisition

On January 16, 2008, Mission completed the acquisition of KTVE, the NBC affiliate in Monroe, Louisiana-El Dorado, Arkansas for a total consideration of $7.8 million, exclusive of transaction costs. Pursuant to terms of the purchase agreement, Mission made an initial payment of $0.4 million against the purchase price on June 27, 2007 to acquire substantially all of the assets of KTVE. Mission paid the remaining $7.4 million on January 16, 2008, exclusive of transaction costs, from available cash on hand as of December 31, 2007.

4. Pending Transaction with Nexstar

On April 11, 2006, Nexstar and Mission filed an application with the FCC for consent to assignment of the license for KFTA Channel 24 (Ft. Smith, Arkansas) from Nexstar to Mission. Consideration for this transaction is set at $5.6 million. On August 28, 2006, Mission and Nexstar entered into a local service agreement whereby Mission pays Nexstar for the right to broadcast programming on KFTA and Nexstar pays Mission for the right to sell all advertising time on KFTA within certain time periods. Also in 2006, Mission entered into an affiliation agreement with the Fox network which provides Fox programming to KFTA. Upon completing the assignment of KFTA’s license, the Company plans to enter into JSA and SSA agreements with Nexstar-owned KNWA in Fort Smith-Fayetteville-Springdale-Rogers, Arkansas, whereby KNWA will provide local news, sales and other non-programming services to KFTA. See Note 5 for a more complete discussion of the KFTA local service agreement.

In May 2006, two affiliates of Equity Broadcasting Corporation (“Equity”) filed a petition to deny against the KFTA assignment application alleging that Nexstar improperly controls Mission and its stations. Nexstar and Mission submitted a joint opposition to Equity’s petition to deny. The FCC is currently considering the KFTA assignment application. In September 2006, Equity also submitted a petition to deny Nexstar’s application for the renewal of KFTA’s FCC license. Nexstar has filed its response to Equity’s petition to deny the license renewal. Although management believes that the petitions have no merit, it is not possible to predict what action the FCC will take on the petitions to deny, or when it will take such action.

5. Related Party Transactions

Local Service Agreements

Mission has entered into local service agreements with Nexstar to provide sales and operating services to all of the Mission stations. Under the terms of a shared services agreement (“SSA”), the Nexstar station in the market provides certain services including news production, technical maintenance and security, in exchange for monthly payments from Mission to Nexstar. For each station that Mission has entered into an SSA, it has also entered into a joint sales agreement (“JSA”). Under the terms of the JSA, Nexstar sells the advertising time of the Mission station and retains a percentage of the net revenue it generates in return for monthly payments to Mission of the remaining percentage of net revenue. Under the terms of a time brokerage agreement (“TBA”), Nexstar programs most of the station’s broadcast time, sells the station’s advertising time and retains the advertising revenue it generates in exchange for monthly payments to Mission. JSA and TBA fees generated from Nexstar under the agreements are reported as “Revenue from Nexstar Broadcasting, Inc.”, and SSA fees incurred by Mission under the agreements are reported as “Fees incurred pursuant to local service agreements with Nexstar Broadcasting, Inc.” in the accompanying statement of operations.

The arrangements under the local service agreements each Mission station has entered into with Nexstar has had the effect of Nexstar receiving substantially all of the available cash, after Mission’s payment of operating costs and debt service, generated by the Company’s stations. Mission anticipates that Nexstar will continue to receive substantially all of Mission’s available cash, after payments for operating costs and debt service, generated by its stations.

MISSION BROADCASTING, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

5. Related Party Transactions—(Continued)

In order for both Nexstar and Mission to comply with FCC regulations, Mission maintains complete responsibility for and control over programming, finances, personnel and operations of its stations.

The following table summarizes the various local service agreements Mission-owned stations had in effect with Nexstar as of December 31, 2007:

Station	Market	Affiliation	Type of Agreement	Expiration	Consideration received from or paid to Nexstar
Mission-owned:
WFXP	Erie, PA	Fox	TBA	8/16/11	Monthly payments received from Nexstar(1)

KJTL and	Wichita Falls, TX-Lawton, OK	Fox	SSA	5/31/09	$60 thousand per month paid to Nexstar
KJBO-LP		MyNetworkTV	JSA	5/31/09	70% of the KJTL/KJBO-LP net revenue collected each month received from Nexstar

WYOU	Wilkes Barre-Scranton, PA	CBS	SSA	1/4/08	$110 thousand per month paid to Nexstar
			JSA	9/30/14	70% of the WYOU net revenue collected each month received from Nexstar

KODE	Joplin, MO-Pittsburg, KS	ABC	SSA	3/31/12	$75 thousand per month paid to Nexstar
			JSA	9/30/14	70% of the KODE net revenue collected each month received from Nexstar

KRBC	Abilene-Sweetwater, TX	NBC	SSA	6/12/13	$25 thousand per month paid to Nexstar
			JSA	6/30/14	70% of the KRBC net revenue collected each month received from Nexstar

KSAN	San Angelo, TX	NBC	SSA	5/31/14	$10 thousand per month paid to Nexstar
			JSA	5/31/14	70% of the KSAN net revenue collected each month received from Nexstar

WFXW	Terre Haute, IN	Fox	SSA	5/8/13	$10 thousand per month paid to Nexstar
			JSA	5/8/13	70% of the WFXW net revenue collected each month received from Nexstar

KCIT and	Amarillo, TX	Fox	SSA	4/30/09	$50 thousand per month paid to Nexstar
KCPN-LP		MyNetworkTV	JSA	4/30/09	70% of the KCIT/KCPN-LP net revenue collected each month received from Nexstar

KHMT	Billings, MT	Fox	TBA	12/13/09	Monthly payments received from Nexstar(1)

KAMC	Lubbock, TX	ABC	SSA	2/15/09	$75 thousand per month paid to Nexstar
			JSA	2/15/09	70% of the KAMC net revenue collected each month received from Nexstar

KOLR	Springfield, MO	CBS	SSA	2/15/09	$150 thousand per month paid to Nexstar
			JSA	2/15/09	70% of the KOLR net revenue collected each month received from Nexstar

WUTR	Utica, NY	ABC	SSA	3/31/14	$10 thousand per month paid to Nexstar
			JSA	3/31/14	70% of the WUTR net revenue collected each month received from Nexstar

WTVO	Rockford, IL	ABC	SSA	10/31/14	$75 thousand per month paid to Nexstar
			JSA	10/31/14	70% of the WTVO net revenue collected each month received from Nexstar
Nexstar-owned:
KFTA	Ft. Smith-Fayetteville-Springdale-Rogers, AR	Fox/NBC	TBA	(2)	$5 thousand per month paid to Nexstar $20 thousand per month received from Nexstar

(1)	Payments are variable based on station’s monthly operating expenses.
(2)	TBA will terminate upon the assignment of KFTA’s FCC license from Nexstar.

MISSION BROADCASTING, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

5. Related Party Transactions—(Continued)

In conjunction with its acquisition of KTVE, the NBC affiliate in the Monroe, Louisiana – El Dorado, Arkansas market, effective January 16, 2008, Mission entered into a JSA and SSA with Nexstar. Under terms of the JSA, 70% of the KTVE net revenue collected each month is to be received from Nexstar and under terms of the SSA, Mission will pay Nexstar $20,000 per month in SSA fees.

Under these agreements, Mission is responsible for certain operating expenses of its stations and therefore may have unlimited exposure to any potential operating losses. Mission will continue to operate its stations under the SSAs and JSAs or TBAs until the termination of such agreements. The SSAs and JSAs generally have a term of ten years. Nexstar indemnifies Mission from Nexstar’s activities pursuant to the local service agreement to which Nexstar is a party.

MISSION BROADCASTING, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

5. Related Party Transactions—(Continued)

Management Services Agreement

Mission’s sole shareholder and his spouse are parties to a management services agreement. Under this agreement, Mission pays the sole shareholder up to $0.4 million per year for certain management services and pays his spouse by the hour for certain management services. Pursuant to the management services agreement, Mission paid compensation to its sole shareholder in the amount of $0.4 million for each of the years ended December 31, 2007, 2006 and 2005, respectively, which is included in selling, general and administrative expenses in the Company’s statement of operations.

6. Property and Equipment

Property and equipment consisted of the following:

	Estimated useful life (years)	December 31,
		2006	2005
		(in thousands)
Buildings and building improvements	39	$6,840	$6,522
Land and land improvements	N/A-39	1,479	1,479
Leasehold improvements	term of lease	60	60
Studio and transmission equipment	5-15	31,467	29,578
Office equipment and furniture	3-7	1,295	1,618
Vehicles	5	1,096	1,149
Construction in progress	N/A	2,843	2,422

		45,080	42,828
Less: accumulated depreciation		(25,019)	(22,408)

Property and equipment, net of accumulated depreciation		$20,061	$20,420

The Company recorded depreciation expense in the amounts of $3.2 million, $3.3 million and $2.8 million for the years ended December 31, 2007, 2006 and 2005, respectively.

On February 8, 2006, President Bush signed into law legislation that establishes February 17, 2009 as the deadline for television broadcasters to complete their transition to digital transmission and return their analog spectrum to the FCC. As a result, the Company reassessed the estimated useful lives of its analog transmission equipment and has accelerated the depreciation of certain equipment affected by the digital conversion. Equipment having a net book value of approximately $2.4 million as of February 1, 2006, which was previously being depreciated over various remaining useful lives which extended from 2013 to 2020, is now being depreciated over a remaining useful life of three years. During the year ended December 31, 2007 and 2006, the accelerated depreciation of analog transmission equipment increased depreciation expense and net loss by approximately $0.6 million and $0.5 million, respectively.

On May 11, 2001, the Company sold its telecommunications tower facilities associated with KCIT, KOLR, KHMT and KAMC for cash and entered into noncancellable operating leases with the buyer for tower space. In 2001, the Company recorded a gain on the sale which has been deferred and is being recognized over the lease term which expires in May 2021. The deferred gain at December 31, 2007 and 2006 was approximately $2.3 million and $2.4 million, respectively ($0.2 million was included in current liabilities at December 31, 2007 and 2006).

7. Intangible Assets and Goodwill

Intangible assets subject to amortization consisted of the following:

	Estimated useful life (years)	December 31, 2006			December 31, 2005
		Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
		(in thousands)			(in thousands)
Network affiliation agreements	15	$66,744	$(35,556)	$31,188	$66,744	$(31,106)	$35,638
Other definite-lived intangible assets	1-15	13,117	(7,937)	5,180	14,117	(7,554)	6,563

Total intangible assets subject to amortization		$79,861	$(43,493)	$36,368	$80,861	$(38,660)	$42,201

MISSION BROADCASTING, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

7. Intangible Assets and Goodwill—(Continued)

Total amortization expense from definite-lived intangibles for the years ended December 31, 2007, 2006 and 2005 was $5.4 million, $5.4 million and $6.1 million, respectively.

The estimated useful life of network affiliation agreements contemplates renewals of the underlying agreements based on the Company’s historical ability to renew such agreements without significant cost or modifications to the conditions from which the value of the affiliation was derived. These renewals can result in estimated useful lives of individual affiliations ranging from 12 to 20 years. Management has determined that 15 years is a reasonable estimate within the range of such estimated useful lives.

The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets recorded on its books as of December 31, 2007 (in thousands):

Year ending December 31,
2008	$5,329
2009	$5,329
2010	$5,329
2011	$5,274
2012	$5,262

The aggregate carrying value of indefinite-lived intangibles, consisting of FCC licenses and goodwill, was $45.9 million and $45.4 million at December 31, 2007 and 2006, respectively. Indefinite-lived intangible assets are not subject to amortization, but are tested for impairment annually or whenever events or changes in circumstances indicate that such assets might be impaired. The use of an indefinite life for FCC licenses contemplates the Company’s historical ability to renew their licenses, that such renewals generally may be obtained indefinitely and at little cost, and that the technology used in broadcasting is not expected to be replaced in the foreseeable future. Therefore, cash flows derived from the FCC licenses are expected to continue indefinitely.

The change in carrying amount of goodwill for the years ended December 31, 2007 and 2006 was as follows:

	December 31,
	2007	2006
	(in thousands)
Beginning balance	$16,651	$16,651
Reclassification of an asset	471	—

Ending balance	$17,122	$16,651

During 2007, the Company reclassified certain amounts representing goodwill that were improperly classified as other intangible assets.

8. Debt

Long-term debt consisted of the following:

	December 31,
	2007	2006
	(in thousands)
Term loans	$168,814	$170,541
Revolving credit facility	7,000	—

	175,814	170,541
Less: current portion	(1,727)	(1,727)

	$174,087	$168,814

Senior Secured Credit Facility

On April 1, 2005, Mission entered into an amended and restated senior secured credit facility agreement (the “Mission Facility”) with a group of commercial banks which replaced its previous bank credit facility that had provided for a $152.0 million Term Loan D and a $30.0 million revolving loan. The Mission Facility consists of a Term Loan B and a $15.0 million revolving. Proceeds obtained under the Term Loan B were used to repay Mission’s existing Term Loan D in the amount of $150.9 million plus accrued interest and repay outstanding borrowings under the revolving loan in the amount of $21.5 million plus accrued interest.

MISSION BROADCASTING, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

8. Debt—(Continued)

As of December 31, 2007 and 2006, Mission had $168.8 million and $170.5 million, respectively, outstanding under its Term Loan B and $7.0 million and no borrowings were outstanding under its revolving loan.

The Term Loan B matures in October 2012, and is payable in consecutive quarterly installments amortized at 0.25% quarterly, which commenced on December 30, 2005, with the remaining 93.25% due at maturity. During the year ended December 31, 2007 repayments of Mission’s Term Loan B totaled $1.7 million. The revolving loan is not subject to incremental reduction and matures in April 2012. Mission is required to prepay borrowings outstanding under the Mission Facility with certain net proceeds, recoveries and excess cash flows as defined in the credit facility agreement.

The Term Loan B bears interest at either the higher of the prevailing prime rate or the Federal Funds Rate plus 0.50% (the “Base Rate”), plus an applicable margin of 0.50%; or LIBOR plus 1.75%. The revolving loan bears interest at either the Base Rate plus an applicable margin ranging between 0.00% and 0.75%; or LIBOR plus an applicable margin ranging between 0.75% and 2.00%. Interest rates are selected at Mission’s option and the applicable margin is adjusted quarterly as defined in the credit facility agreement. The total weighted-average interest rate of the Mission Facility was 6.61% and 7.11% at December 31, 2007 and 2006, respectively. Interest is payable periodically based on the type of interest rate selected. Additionally, Mission is required to pay quarterly commitment fees on the unused portion of its revolving loan commitment ranging from 0.375% to 0.50% per annum, based on the consolidated senior leverage ratio of Nexstar and Mission for that particular quarter.

As of December 31, 2007, there were approximately $8.0 million of unused commitments under Mission’s credit facility. The total amount of borrowings available under the revolving loan commitment of Mission’s senior secured credit facility is based on covenant calculations contained in Nexstar’s credit agreement. As of December 31, 2007, all $8.0 million of total unused commitments under the Mission credit facility were available for borrowing.

Collateralization and Guarantees of Debt

Nexstar Broadcasting Group (Nexstar’s ultimate parent) and its subsidiaries guarantee full payment of all obligations under Mission’s bank credit facility in the event of its default. Similarly, Mission is a guarantor of Nexstar’s bank credit facility and the senior subordinated notes issued by Nexstar. The bank credit facilities are collateralized by a security interest in substantially all the combined assets, excluding FCC licenses, of Nexstar and Mission.

Debt Covenants

Mission’s bank credit facility agreement does not contain financial covenant ratio requirements, but does provide for default in the event Nexstar does not comply with all covenants contained in its credit agreement.

Debt Maturities

At December 31, 2007, scheduled maturities of Mission’s debt (undiscounted) are summarized as follows (in thousands):

Year ended December 31,
2008	$1,727
2009	1,727
2010	1,727
2011	1,727
2012	168,906
Thereafter	—

$175,814

Loss on Extinguishment of Debt

The redemption, repayment, refinancing, or amendment of the Company’s debt obligations may result in the write-off of debt financing costs previously capitalized and certain other costs incurred in the transaction. The reduction of Mission’s revolving loan commitment under its senior secured credit facility in December 2006 resulted in the write-off of $0.3 million of previously capitalized debt financing costs. The refinancing of Mission’s senior secured credit facility in April 2005 resulted in the write-off of $0.1 million of previously capitalized debt financing costs and $0.4 million of transaction costs during the second quarter of 2005. These amounts are included in loss on extinguishment of debt.

MISSION BROADCASTING, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

9. Common Stock

The Company is 100% owned by one shareholder, David S. Smith. As of December 31, 2007 and 2006, the Company had authorized, issued and outstanding 1,000 shares of common stock with a $1 dollar par value. Each share of common stock is entitled to one vote.

10. Gain on Asset Exchange

In 2004, the FCC approved a spectrum allocation exchange between Sprint Nextel Corporation (“Nextel”) and public safety entities to eliminate interference being caused to public safety radio licensees by Nextel’s operations. As part of this spectrum exchange, the FCC granted Nextel the right to certain spectrum within the 1.9 GHz band that is currently used by television broadcasters. In order to utilize this spectrum, Nextel is required to relocate the broadcasters to new spectrum by replacing all analog equipment currently used by broadcasters with comparable digital equipment. The Company has agreed to accept the substitute equipment that Nextel will provide and in turn must relinquish its existing equipment back to Nextel. This transition began on a market by market basis beginning in the third quarter of 2007. The equipment the Company receives under this arrangement is recorded at their estimated fair market value and depreciated over estimated useful lives ranging from 5 to 15 years. Management’s determination of fair market value is derived from the most recent prices paid to manufacturers and vendors for the specific equipment acquired. As equipment is exchanged, the Company records a gain to the extent that the fair market value of the equipment received exceeds the carrying amount of the equipment relinquished. For the year ended December 31, 2007, the Company recognized a gain of $0.3 million from the exchange of this equipment.

11. Income Taxes

The provision for income taxes consisted of the following components:

	Years Ended December 31,
	2007	2006	2005
	(in thousands)
Current tax expense:
Federal	$—	$—	$—
State	72	—	3

	72	—	3

Deferred tax expense:
Federal	1,215	1,062	1,179
State	(152)	110	148

	1,063	1,172	1,327

Income tax expense	$1,135	$1,172	$1,330

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate of 35% to loss from operations before income taxes. The sources and tax effects of the differences were as follows:

	Years Ended December 31,
	2007	2006	2005
	(in thousands)
Tax benefit at 35% statutory federal rate	$(1,017)	$(617)	$(2,763)
Change in valuation allowance	2,478	1,471	4,323
State and local taxes, net of federal benefit	(327)	318	(231)
Other, net	1	—	1

Income tax expense	$1,135	$1,172	$1,330

MISSION BROADCASTING, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

11. Income Taxes—(Continued)

The components of the net deferred tax asset and liability were as follows:

	December 31,
	2007	2006
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$28,211	$30,638
Other intangible assets	3,198	3,630
Deferred revenue	1,398	1,340
Other	1,007	618

Total deferred tax assets	33,814	36,226
Valuation allowance	(32,881)	(35,584)

Net deferred tax assets	933	642

Deferred tax liabilities:
Goodwill	(2,529)	(2,050)
FCC licenses	(4,556)	(3,694)
Property and equipment	(573)	(560)

Total deferred tax liabilities	(7,658)	(6,304)

Net deferred tax liability	$(6,725)	$(5,662)

The Company’s provision for income taxes is primarily comprised of deferred income taxes created by an increase in the deferred tax liabilities position during the year resulting from the amortization of goodwill and other indefinite-lived intangible assets for income tax purposes which are not amortized for financial reporting purposes. These deferred tax liabilities do not reverse on a scheduled basis and are not used to support the realization of deferred tax assets. The Company’s deferred tax assets primarily result from federal and state net operating loss carryforwards (“NOLs”). The Company’s NOLs are available to reduce future taxable income if utilized before their expiration. The Company has provided a valuation allowance for certain deferred tax assets as it believes they may not be realized through future taxable earnings.

On May 18, 2006, the State of Texas enacted legislation to change its existing franchise tax from a tax based on taxable capital or earned surplus to a new tax based on modified gross revenue (“Margin Tax”). The former Texas franchise tax structure remained in existence until the end of 2006. Beginning in 2007, the Margin Tax imposes a 1% tax on revenues, less certain costs, as specified in the legislation, generated from Texas activities. Additionally, the legislation provides a temporary credit for Texas business loss carryovers existing through 2006 to be used as an offset to the Margin Tax. On June 15, 2007, the Texas Governor signed legislation that provided various technical corrections to the Texas Margin Tax. Based on the changes provided in this newly enacted tax law, the Company adjusted its temporary credit for Texas business loss carryovers to be utilized as an offset to the Margin Tax and a related deferred tax asset during the second quarter of 2007. The effect of the revision made to the temporary credit increased the Company’s deferred tax assets position resulting in approximately a $0.3 million reduction in the deferred state income tax provision for the year ended December 31, 2007.

As discussed in Note 2, the Company adopted FIN No. 48 on January 1, 2007. A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits is as follows (in thousands):

Gross unrecognized tax benefits at January 1, 2007	$4,123
Increases in tax positions from prior years	—
Decreases in tax positions from prior years	(446)
Increases in tax positions from current year	—
Settlements	—
Lapse in statute of limitations	—

Gross unrecognized tax benefits at December 31, 2007	$3,677

Interest expense and penalties related to the Company’s uncertain tax positions are reflected as a component of income tax expense in the Company’s Consolidated Statements of Operations. As of December 31, 2007, the Company has not accrued interest on the unrecognized tax benefits as an unfavorable outcome upon examination would not result in a cash outlay but would reduce NOLs subject to a valuation allowance.

As of December 31, 2007, the total gross unrecognized tax benefits were approximately $3.7 million. If recognized, this amount would result in a favorable effect on the Company’s effective tax rate excluding impact on the Company’s valuation allowance position. The Company does not expect the amount of unrecognized tax benefits to significantly change in the next twelve months.

MISSION BROADCASTING, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

11. Income Taxes—(Continued)

The valuation allowance decreased for the year ended December 31, 2007 by $2.7 million primarily related to certain adjustments to the deferred tax assets offset by the generation of current year net operating losses, the benefit of which may not be realized. The valuation allowance increased for the year ended December 31, 2006 by $1.8 million related to the generation of net operating losses and other deferred tax assets, the benefit of which may not be realized.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Company is subject to U.S. federal tax examinations for years after 2003. Additionally, any NOLs that were generated in prior years and will be utilized in the future may also be subject to examination by the Internal Revenue Service. State jurisdictions that remain subject to examination are not considered significant.

At December 31, 2007, the Company has NOLs available of approximately $77.1 million, which are available to reduce future taxable income if utilized before their expiration. The federal NOLs begin to expire in 2016 through 2027 if not utilized. Utilization of NOLs in the future may be limited if changes in the Company’s ownership occurs.

12. FCC Regulatory Matters

Television broadcasting is subject to the jurisdiction of the FCC under the Communications Act of 1934, as amended (the “Communications Act”). The Communications Act prohibits the operation of television broadcasting stations except under a license issued by the FCC, and empowers the FCC, among other things, to issue, revoke, and modify broadcasting licenses, determine the location of television stations, regulate the equipment used by television stations, adopt regulations to carry out the provisions of the Communications Act and impose penalties for the violation of such regulations. The FCC’s ongoing rule making proceedings could have a significant future impact on the television industry and on the operation of the Company’s stations. In addition, the U.S. Congress may act to amend the Communications Act in a manner that could impact the Company’s stations and the television broadcast industry in general.

Some of the more significant FCC regulatory matters impacting the Company’s operations are discussed below.

Digital Television (“DTV”) Conversion

Television broadcasting in the United States is moving from an analog transmission system to a digital transmission system. For the transition period, the FCC allotted each licensed television station a second channel for broadcast of a DTV signal. In 2006, President Bush signed into law legislation that establishes February 17, 2009 as the deadline for television broadcasters to broadcast on a single DTV channel and return their analog channel to the FCC. Prior to February 17, 2009, television stations must broadcast with both analog and DTV signals. See Note 6 for a discussion of the impact this legislation is expected to have on the estimated useful lives of certain broadcasting equipment of the Company.

Except for stations which have requested waiver of the FCC’s deadline for construction, broadcast television stations are required to have completed construction of their final DTV stations and be broadcasting a full-power DTV signal. As of December 31, 2007, Mission’s stations WUTR, WTVO, WYOU, KOLR and KRBC are broadcasting with full-power DTV signals. Our station KAMC initiated full-power DTV broadcasts on February 6, 2008. The FCC has authorized Mission to operate DTV facilities for its remaining stations at low-power until certain dates established by the FCC. The FCC has established May 18, 2008 as the deadline for Mission stations KJTL, KCIT, KSAN, WFXW, WFXP and KODE. The FCC also has established August 18, 2008 as the deadline for Mission station KHMT.

Extension requests will be filed with the FCC on or before March 19, 2008 (the due date for such filings) for the Mission stations with permit expiration dates of May 18, 2008 unless the stations are scheduled to go DTV full-power by the May 18, 2008 deadline. Extension requests will be filed with the FCC on or before June 19, 2008 (the due date for such filings) for the Mission station with the permit expiration date of August 18, 2008 unless the station is scheduled to go DTV full-power by the August 18, 2008 deadline.

DTV conversion expenditures were $2.3 million, $2.1 million and $0.8 million, respectively, for the years ended December 31, 2007, 2006 and 2005. The Company will incur various capital expenditures to modify its remaining stations’ DTV transmitting equipment for full-power DTV operations, including costs for the transmitter, transmission line, antenna and installation, and estimated costs for tower upgrades, replacements and/or modifications. The Company anticipates these expenditures will be funded through available cash on hand and cash generated from operations as incurred in future years.

Media Ownership

In 2006, the FCC initiated a rulemaking proceeding which provides for a comprehensive review of all of its media ownership rules, as required by the Communications Act. The Commission is considering rules relating to ownership of two or more TV stations in a

MISSION BROADCASTING, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

12. FCC Regulatory Matters —(Continued)

market, ownership of local TV and radio stations by daily newspapers in the same market, cross-ownership of local TV and radio stations, and changes to how the national TV ownership limits are calculated. The proceeding, which will include several public hearings to be held throughout the country, has extended into 2008. At this time, it is not possible to predict the outcome of any changes, if any, to the FCC’s media ownership rules.

13. Commitments and Contingencies

Broadcast Rights Commitments

Broadcast rights acquired for cash under license agreements are recorded as an asset and a corresponding liability at the inception of the license period. Future minimum payments arising from unavailable future broadcast license commitments outstanding are as follows at December 31, 2007 (in thousands):

Year ended December 31,
2008	$351
2009	1,001
2010	874
2011	624
2012	342
Thereafter	17

Future minimum payments for unavailable cash broadcast rights	$3,209

Unavailable broadcast rights commitments represent obligations to acquire cash program rights for which the license period has not commenced and, accordingly, for which no asset or liability has been recorded.

Operating Leases

The Company leases towers, office space and operating equipment under noncancelable operating lease arrangements expiring through May 2027. Charges to operations for such leases aggregated approximately $1.3 million for each of the years ended December 31, 2007, 2006 and 2005. Future minimum lease payments under these operating leases are as follows at December 31, 2007 (in thousands):

Year ended December 31,
2008	$855
2009	881
2010	911
2011	948
2012	987
Thereafter	12,459

Future minimum lease payments under operating leases	$17,041

Guarantees of Nexstar Debt

Mission is a guarantor of and has pledged substantially all its assets, excluding FCC licenses, to Nexstar’s bank credit facility. Nexstar’s bank credit facility, which matures in 2012, consists of a Term Loan B and a $82.5 million revolving loan.

Mission is also a guarantor of $200.0 million of 7% senior subordinated notes (“7% Notes”) due 2014 issued by Nexstar. The 7% Notes are general unsecured senior subordinated obligations subordinated to all of Mission’s senior debt.

Mission guarantees full payment of all obligations incurred under Nexstar’s bank credit facility agreement and senior subordinated notes. In the event that Nexstar is unable to repay amounts due under these debt obligations, Mission will be obligated to repay such amounts. The maximum potential amount of future payments that Mission would be required to make under these guarantees would be generally limited to the amount of borrowings outstanding under Nexstar’s bank credit facility and the 7% Notes. At December 31, 2007, Nexstar had issued an aggregate principal amount of $200.0 million of senior subordinated notes and had $180.8 million outstanding under its bank credit facility.

MISSION BROADCASTING, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

13. Commitments and Contingencies —(Continued)

Purchase Options Granted to Nexstar

In consideration of Nexstar Broadcasting Group’s guarantee of Mission’s bank credit facility, Mission’s sole shareholder has granted Nexstar purchase options to acquire the assets and assume the liabilities of each Mission station, subject to FCC consent, for consideration equal to the greater of (1) seven times the station’s cash flow, as defined in the option agreement, less the amount of its indebtedness as defined in the option agreement, or (2) the amount of its indebtedness. Cash flow is defined as income or loss from operations, plus depreciation and amortization (including amortization of broadcast rights), interest income, non-cash trade and barter expenses, nonrecurring expenses (including time brokerage agreement fees), network compensation payments received or receivable and corporate management fees, less payments for broadcast rights, non-cash trade and barter revenue and network compensation revenue. These option agreements (which expire on various dates between 2008 and 2014) are freely exercisable or assignable by Nexstar without consent or approval by Mission’s sole shareholder. The Company expects these option agreements to be renewed upon expiration.

Indemnification Obligations

In connection with certain agreements that the Company enters into in the normal course of its business, including local service agreements, business acquisitions and borrowing arrangements, the Company enters into contractual arrangements under which the Company agrees to indemnify the third party to such arrangement from losses, claims and damages incurred by the indemnified party for certain events as defined within the particular contract. Such indemnification obligations may not be subject to maximum loss clauses and the maximum potential amount of future payments the Company could be required to make under these indemnification arrangements may be unlimited. Historically, payments made related to these indemnifications have been immaterial and the Company has not incurred significant costs to defend lawsuits or settle claims related to these indemnification agreements.

Litigation

From time to time, the Company is involved in claims that arise out of the normal course of its business. In the opinion of management, any resulting liability with respect to these claims would not have a material adverse effect on the Company’s financial position or results of operations.

14. Employment Benefits

Retirement Savings Plan

The Company has established a retirement savings plan under Section 401(k) of the Internal Revenue Code (the “Plan”). The Plan covers substantially all employees of the Company who meet minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pre-tax basis. Contributions to the Plan may be made at the discretion of the Company. Mission recorded contributions of $17 thousand, $12 thousand and $13 thousand for the years ended December 31, 2007, 2006 and 2005, respectively.

MISSION BROADCASTING, INC.

NOTES TO FINANCIAL STATEMENTS—(Continued)

15. Valuation and Qualifying Accounts

Allowance for Doubtful Accounts Rollforward

	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Increase Due to Acquisitions	Deductions(1)	Balance at End of Period
(in thousands)
Year ended December 31, 2005	$—	$—	$—	$—	$—
Year ended December 31, 2006	—	—	—	—	—
Year ended December 31, 2007	—	—	—	—	—

(1)	Uncollectible accounts written off, net of recoveries.

Valuation Allowance for Deferred Tax Assets Rollforward

	Balance at Beginning of Period	Additions Charged to Costs and Expenses(1)	Additions Charged to Other Accounts	Deductions(2)	Balance at End of Period
	(in thousands)
Year ended December 31, 2005	$31,324	$2,449	$—	$—	$33,773
Year ended December 31, 2006	33,773	1,811	—	—	35,584
Year ended December 31, 2007	35,584	2,478	—	(5,181)	32,881

(1)	Increase in valuation allowance related to the generation of net operating losses and other deferred tax assets.
(2)	Decrease in valuation allowance associated with adjustments to certain deferred tax assets and their related allowance.

16. Subsequent Event

On January 16, 2008, Mission completed the acquisition of KTVE, the NBC affiliate in Monroe, Louisiana-El Dorado, Arkansas for a total consideration of $7.8 million, exclusive of transaction costs. Pursuant to terms of the purchase agreement, Mission made an initial payment of $0.4 million against the purchase price on June 27, 2007 to acquire substantially all of the assets of KTVE. Mission paid the remaining $7.4 million on January 16, 2008, exclusive of transaction costs, from available cash on hand as of December 31, 2007.